SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549




                             FORM 8-K



                          CURRENT REPORT




                PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of Earliest Event Reported) October 24, 1996




                      WESTERN RESOURCES, INC.
      (Exact Name of Registrant as Specified in Its Charter)




             KANSAS                      1-3523                 48-0290150
(State or Other Jurisdiction of       (Commission          (Employer
Incorporation or Organization)        File Number)        Identification No.)



   818 KANSAS AVENUE, TOPEKA, KANSAS                                 66612
(Address of Principal Executive Offices)                          (Zip Code)




Registrant's Telephone Number Including Area Code (913) 575-6300

                     WESTERN RESOURCES, INC.

Item 5. Other Events

     On October 23, 1996, Western Resources, Inc. issued the following Press
Release:

               KCC STAFF, CURB, CITY OF WICHITA,
                       WESTERN RESOURCES
             AGREE TO NEW RATE REDUCTION SETTLEMENT

           AGREEMENT SUPPORTS WESTERN RESOURCES/KCPL
                 MERGER FINANCIAL PROJECTIONS

     TOPEKA, Kansas, October 23, 1996 -- Western Resources announced today that it has reached a multi-year settlement agreement with the Kansas Corporation Commission (KCC) staff, the Citizens' Utility Ratepayers Board, and the City of Wichita regarding electric rate decreases for KPL and KGE customers.

     Western Resources initially filed an electric rate reduction plan in August 1995, which together with Kansas City Power & Light Company (KCPL) merger-related reductions, proposed to reduce rates for retail electric customers by nearly $78 million during a period of several years. The settlement announced today provides for a total decrease of $75 million during a four-year period, plus $10 million in two one-time rebates.

     This four-year settlement replaces the previous two-year rate reduction plan. The agreement also supports projected earnings calculations in Western Resources' merger plans with KCPL and requires no change in previously filed financial projections regarding that transaction.

     "We consistently have supported an innovative approach to rate reductions for our customers to ensure the rates are competitive," said John
E. Hayes, Jr., Western Resources chairman of the board and chief executive officer.

     "The agreement reached late yesterday accommodates the interests of all parties while allowing our company to remain financially strong. We are satisfied the agreement will allow us to reduce rates in a sound business manner."

     Details of the settlement include a phased-in approach with reductions occurring during four years:

     * An $8.7 million interim reduction, which began in May for KGE customers, will become permanent.

     * KGE electric customers will receive a $36.3 million reduction in February 1997. At the same time, KPL electric customers will receive a $10 million reduction.

     * In June 1998 and again in June 1999, KGE electric customers will receive additional $10 million reductions.

     * The total decrease for KGE electric customers is $65 million. KGE electric rates will be 10 percent below the national average through these decreases.

     * KPL electric customers will receive a total of $10 million in rate reductions.

     * In January 1998, and again in January 1999, retail electric customers also will receive a one-time rebate of $5 million.

"Our goal remains to meet competitive forces in our industry by lowering electric rates in a responsible, fiscally prudent manner," said Hayes.


Western Resources (NYSE:WR) is a full-service, diversified energy company with total assets of almost $6 billion. Its utilities, KPL and KGE, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Through its unregulated subsidiaries, Westar Energy, Westar Security, Westar Capital, and The Wing Group, a full range of energy and energy-related products and services are developed and marketed in the continental U.S., and offshore.

For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.

This news release is neither an offer to exchange nor a solicitation of an offer to exchange shares of common stock of KCPL. Such offer is made solely by the Prospectus dated July 3, 1996, and the related Letter of Transmittal, and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of KCPL in any jurisdiction in which the making of such offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdictions where securities, blue sky or other laws require such offer to be made by a licensed broker or dealer, such offer shall be deemed to be made on behalf of Western Resources, Inc. by Salomon Brothers Inc or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                             Western Resources, Inc.




Date   October 24, 1996              By      /s/ Jerry D. Courington
                                                 Jerry D. Courington,
                                                      Controller